Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Cal Dive International, Inc. for the registration of 3,000,000 shares of its common stock pertaining to the Cal Dive International, Inc. 2005 Long Term Incentive Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements of Cal Dive International Inc. and Subsidiaries, Cal Dive International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cal Dive International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
June 27, 2005